QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The First Marblehead Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	04-3295311 (I.R.S. Employer Identification No.)
The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts (Address of Principal Executive Offices)	02199 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 par value per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        On November 18, 2004, the registrant's stockholders approved an amendment to the registrant's restated certificate of incorporation, increasing the number of shares of common stock authorized for issuance from 100,000,000 to 150,000,000. This Amendment No. 1 on Form 8-A/A amends and restates the Form 8-A (File No. 001-31825) filed by the registrant with the Securities and Exchange Commission on October 10, 2003. The terms "we," "us," and "our" as used herein refer to The First Marblehead Corporation.

Item 1. Description of Registrant's Securities to be Registered.

General

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of undesignated preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and amended and restated by-laws filed as exhibits to this registration statement, and to Delaware corporate law. We refer herein to our restated certificate of incorporation, as amended, as our certificate of incorporation, and we refer to our amended and restated by-laws as our by-laws.

Common Stock

        The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. The affirmative vote of a majority of the votes cast on a matter is required to approve the matter, and directors are elected by a plurality of the votes cast at the election. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

        The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Undesignated Preferred Stock

        Our certificate of incorporation provides that we may issue up to 20,000,000 shares of preferred stock in one or more series as may be determined by our board of directors. Our board of directors has broad discretionary authority with respect to the rights of any new series of preferred stock and may establish the following with respect to the shares to be included in each series, without any vote or action of the stockholders:

  •
  the number of shares;

  •
  the designations, preferences and relative rights, including voting rights, dividend rights, conversion rights, redemption privileges, preemption rights and liquidation preferences; and

  •
  any qualifications, limitations or restrictions, including any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends.

The authorized shares of preferred stock, as well as unissued shares of common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could also issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

        Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-Laws

        We have elected to be governed by the provisions of Section 203 of the Delaware corporate law statute, which generally will have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Our by-laws provide that directors may be removed only for cause and then only by the affirmative vote of a majority of the directors present at a meeting duly held at which a quorum is present, or the holders of at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors. Under our by-laws, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        Our by-laws provide that stockholders may not take any action by written consent in lieu of a meeting and limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. In addition, our by-laws provide that only our board of directors, the chairman of the board or our president may call special meetings of stockholders. Business transacted at any special meeting of stockholders must be limited to matters relating to the purpose stated in the notice of the special meeting.

        To be "properly brought" before an annual meeting, the proposals or nominations must be:

  •
  specified in the notice of meeting;

  •
  brought before the meeting by or at the direction of the board; or

  •
  brought before the meeting by a stockholder entitled to vote at the meeting who has given to our corporate secretary the required advance written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting and who was a stockholder of record on the date of the giving of the notice.

        In addition to other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to our corporate secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders, unless the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting. In that case, we must receive the notice no earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to the annual meeting and the 10th day following the date on which the notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. Although our by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        The Delaware corporate law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the by-laws, and may also be amended or repealed by the stockholders by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Item 2. Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended. Incorporated by reference to Exhibit 4.1 to the Registrant's registration statement on Form S-3 (File No. 333-120740).
4.2	Amended and Restated By-Laws of the Registrant. Incorporated by reference to Exhibit 3.4 to the Registrant's registration statement on Form S-1 (File No. 333-108531).

[Remainder of page intentionally blank]

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The First Marblehead Corporation
Date: January 6, 2005	By:	/s/ DONALD R. PECK Donald R. Peck Executive Vice President, Chief Financial Officer, Treasurer and Secretary

QuickLinks

INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE